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                                                                    Exhibit 99.2

                                 July 30, 2001

Board of Directors and
Special Committee of the
Board of Directors
G&L Realty Corp.
439 North Bedford Drive
Beverly Hills, California 90210

     Re: Third Amendment to Offer to Purchase G&L Realty Corp (the "Company") by Lyle Weisman, Asher Gottesman, Len Fisch and Igor Korbatov ("WGFK")
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Gentlemen:

     We acknowledge receipt of your letter dated July 19, 2001.

     Before proceeding to the substance of your proposal, we would like to address several statements made in your letter, which also serve as your underlying assumptions.

     Your letter questions our ability to obtain the necessary votes needed to complete our proposed transaction because of the large accumulation of shares by Messrs. Gottlieb and Leibowitz, and because the Special Committee of the Board of Directors (the "Special Committee") has been informed by Messrs. Gottlieb and Leibowitz that in addition to their intention not to support our proposal a "small number of individual stockholders of the Company have indicated that they would not support [our] acquisition of control of the Company". You also note that "the Committee has not undertaken to verify such persons' intentions and has no independent knowledge as to whether such information is in fact accurate."

     We find this deeply troubling. Messrs. Gottleib and Leibowitz, are not only the principal shareholders and managers of the Company, they are also directors. As directors, their knowledge of such facts should also be deemed to be the knowledge of the Company. It appears evident to us in a context of unlocking greater value and leveling the acquisition playing field that it is incumbent on them and the Company fully to disclose knowledge of potential or actual voting arrangements, as they may exist, among the shareholders. Your statement that "the Committee has not undertaken to verify such persons' intentions and has no independent knowledge as to whether such information is in fact accurate" in no way relieves the obligation of the Company and its directors to make full and complete disclosure. In our view, under the circumstances, the failure also fully to disclose such information may serve to deprive

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Special Committee
July 30, 2001
Page 2

shareholders from realizing materially better value of their stakes in the Company. Accordingly, we strongly urge the directors of the Company and the Company to make full and immediate disclosure of the facts.

     As to your underlying concern regarding the economic risks of both transactions not moving forward, when balanced against the opportunity being offered to shareholders of a materially higher priced offer by WGFK, we believe that a proper valuation of the Company's assets on a liquidation basis would dictate that, if no transaction for the Company is consummated, the Board should undertake a liquidation of the assets of the Company to realize the underlying value for all shareholders.

     With the foregoing in mind, WGFK is willing to enter into an agreement which takes into account the proposal set forth in your July 19, 2001 letter as follows:

     1.  Acquisition of the Company.  WGFK reaffirms its desire to acquire all
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of the Company, but not less than 50.1% thereof. The price per share set forth in Paragraph A.1 of the Offer is increased to $16.35 per share, subject to satisfactory completion of the customary corporate and legal due diligence outlined in paragraph A.3 of the Offer. If, in light of its expressed concerns, the Special Committee insists on WGFK's proceeding with an offer to shareholders that does not permit us any reasonable contingency for due diligence, then WGFK is prepared to offer $15.35 per share. The purchase price will be payable all in cash. Outstanding options will be purchased for a cash price equal to the difference between the purchase price over the exercise price of such options less required withholding of taxes. Following your acceptance of WGFK's proposal, WGFK shall provide the Special Committee with a business plan for the Company, including a pro forma balance sheet for any acquisition entity formed by WGFK.

     2.  No Contingencies.  There shall be no contingencies for due diligence or
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financing as a condition precedent to any merger pursuant to an acquisition agreement or any tender offer WGFK might undertake if the Company accepts our offer of $15.35 per share. If the Company accepts our offer of $16.35 per share, that offer shall remain subject to a reasonable due diligence contingency as outlined above.

     3.  Good Faith Deposit.  Within three business days of your accepting this
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Amended Offer, WGFK shall deliver into an interest-bearing trust account of your counsel, Ballard Spahr Andrews & Ingersoll, LLP, a cashier's check in the amount of $750,000 which shall be credited towards the purchase price of the Company Stock, and which shall be increased by another $400,000 (collectively the "Good Faith Deposit"), and become non-refundable, upon execution of a definitive agreement (the "Acquisition Agreement"), provided that the Company shall refund the Good Faith Deposit if the transaction is unable to close prior to October
30, 2001, for any reason other than a breach of the Acquisition Agreement by WGFK.

     4.  Definitive Agreement.  The Offer, as herein amended, remains subject to
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the negotiation and execution the Acquisition Agreement and the termination of the merger agreement between the Company and the Messrs. Gottleib and Leibowitz. The Acquisition Agreement will provide for a reasonable termination fee if the Company accepts a superior acquisition proposal from any person other than WGFK.

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Special Committee
July 30, 2001
Page 3

     5. Expiration. The expiration date of the Offer, as herein amended, is 6:00
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p.m. Pacific Daylight Time, on Tuesday, August 7, 2001.

     This foregoing shall constitute an amendment to the offer letter dated June 5, 2001, as amended by letters dated June 22, 2001, and July 6, 2001. Any capitalized items not defined in this letter shall have the meanings ascribed to them in the Offer, as amended.

     The undersigned has been authorized to execute this Second Amendment to Offer by each of the other persons constituting WGFK. If you have any questions, please do not hesitate to contact WGFK through its counsel at the following address and phone number:


                  Aaron G. Grumfeld Esq.
                  Resch Poister Alpert & Berger LLP
                  10390 Santa Monica Boulevard, 4th Floor
                  Los Angeles, California 90025-5058
                  Telephone (310) 277-8300
                  Facsimile (310) 552-3209

     Thank you.

                                     Very truly yours,

                                     WGFK


                                       /s/ Igor Korbatov
                                     --------------------------------
                                     By: Igor Korbatov


ACCEPTED:

On behalf of the Members of the
Board of Directors of the Company

By:
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      Its:
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Date:
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